UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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U.S. GLOBAL INVESTORS FUNDS

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April 1, 2024

Dear Valued Shareholder,

As you are aware, U.S. Global Investors, Inc. (the “Adviser”) has been actively reaching out for your consideration, and vote, to remove the performance fees tied the U.S. Global Investors Funds suite of mutual funds (the “Funds”) since January 2024.

The Adviser continues to seek votes from shareholders like you, via email and phone, with the hopes of phasing out the performance-based fees tied to the following mutual funds: Global Resources Fund (PSPFX).

If you are willing and able to make your voice heard, your vote is greatly appreciated.

The Adviser knows that it is imperative to evolve and adapt in the mutual fund industry to continue delivering value and helping to secure the financial well-being of its shareholders.

We believe the continued implementation of the fulcrum performance fees, that can either increase or decrease fund fees, has become too cumbersome and distracting, and we are seeking your approval to remove said fees.

The quant-based, smart beta 2.0 investment strategy currently in place for the suite of funds aims to uncover undervalued investment opportunities and offer robust risk management. The benefit of removing the performance-based fees is multifold in helping to stay agile and align these investment goals with the interest of shareholders.

We hope you will support us in this effort by casting your vote.

Voting only takes a few minutes by calling 1-888-490-5113 Monday through Friday between the hours of 9:00 a.m. to 10:00 p.m. Eastern time, and Saturday through Sunday between the hours of 10:00 a.m. to 6:00 p.m. Eastern time.

Sincerely,

Frank Holmes

CEO and Chief Investment Officer

U.S. Global Investors